EXHIBIT 99

Contact:       John B. Williamson, III
               Chairman, President and CEO

Telephone:     (540) 777-3810

FOR IMMEDIATE RELEASE

SHAREHOLDERS HOLD ANNUAL MEETING


     ROANOKE, Va. (January 25, 2005)--RGC Resources, Inc. (NASDAQ: RGCO) announces election of Directors at its shareholders meeting held on January 24, 2005. Shareholders approved the reelection of J. Allen Layman, Private Investor, and the election of Nancy H. Agee, Chief Operating Officer and Executive Vice President of Carilion Health System and Raymond D. Smoot, Jr., Chief Operating Officer and Secretary-Treasurer, Virginia Tech Foundation, Inc. to the Board of Directors for three-year terms. Shareholders also ratified the appointment of Deloitte & Touche, L.L.P. as auditors for 2005.

     At a meeting of the Board of Directors, following the annual shareholders meeting, John B. Williamson, III was reelected Chairman of the Board, President and CEO of RGC Resources, Inc. and its subsidiary companies. The Board of Directors also elected the following senior officers: John S. D'Orazio, Vice President and COO of Roanoke Gas Company; Dale P. Moore, Vice President and Secretary of RGC Resources, Inc. and its subsidiary companies; Howard T. Lyon, Vice President, Controller and Treasurer of RGC Resources, Inc. and its subsidiary companies; Jane N. O'Keeffe, Vice President, Human Resources of RGC Resources, Inc.; Robert L. Wells, II, Vice President, Information Technology of RGC Resources, Inc.

     RGC Resources, Inc. provides energy and related products and services to approximately 60,000 customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company, and RGC Ventures of Virginia, Inc.

     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

     RGC Resources, Inc. stock is traded on the Nasdaq National Market with the trading symbol RGCO.

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